Exhibit 99.1
Pulmonx Reports Fourth Quarter and Full Year 2021 Financial Results

Redwood City, CA – February 23, 2022 – Pulmonx Corporation (Nasdaq: LUNG) (“Pulmonx” or the "Company"), a global leader in minimally invasive treatments for lung disease, today reported financial results for the fourth quarter and full year of 2021 ended December 31, 2021.

Recent Highlights
•Recorded worldwide revenue of $13.7 million in the fourth quarter and $48.4 million for the full year of 2021, representing 39% and 48% increases respectively, over the corresponding periods of 2020
•Realized gross margin of 74.8% in the fourth quarter and 73.6% for the full year of 2021, as compared to 72.0% and 64.8% respectively in the corresponding periods of 2020
•Expanded base of U.S. treatment centers for Zephyr Valves to 214 representing 45% growth since the start of 2021
•Submitted regulatory filing seeking Zephyr Valve approval in Japan in December 2021

“I’m extremely proud of what the team accomplished in 2021. Despite COVID headwinds, we ended the year with three consecutive quarters of record worldwide sales and a significant expansion of our base of treatment centers. We also made progress toward geographic expansion into Japan and the clinical development of AeriSeal,” said Glen French, President & Chief Executive Officer. “We look forward to continuing to build on our strong foundation for growth through 2022, particularly in the back half of the year.”

Fourth Quarter 2021 Financial Results
Total worldwide revenue in the fourth quarter of 2021 was $13.7 million, a 39% increase from $9.8 million in the fourth quarter of 2020 and an increase of 40% on a constant currency basis. U.S. revenue was $7.3 million, a 49% increase from the fourth quarter of 2020. International revenue was $6.4 million, a 30% increase compared to the fourth quarter of 2020, and a 31% increase on a constant currency basis. The increase in revenue reflects continued strong commercial momentum and growth of Zephyr Valve procedure volumes.

Gross profit in the fourth quarter of 2021 was $10.3 million, compared to $7.1 million for the fourth quarter of 2020. Gross margin for the fourth quarter of 2021 was 74.8%, up from 72.0% for the same period in 2020. The improvement in gross margin primarily reflects production efficiencies.

Operating expenses in the fourth quarter of 2021 were $22.6 million, compared to $16.4 million for the fourth quarter of 2020, representing an increase of 38%. The increase in operating expenses was driven primarily by investments in our commercial and research and development functions, stock-based compensation, and expenses associated with the scaling of our general and administrative infrastructure.

Net loss in the fourth quarter of 2021 was $13.0 million, or $0.35 per share, compared to a net loss of $9.3 million, or $0.27 per share, for the same period in 2020.

Full Year 2021 Financial Results
Total worldwide revenue for the full year of 2021 was $48.4 million, a 48% increase from $32.7 million for the full year of 2020 and an increase of 45% on a constant currency basis. U.S. revenue was $25.0 million, a 54% increase from $16.2 million for the full year of 2020. International revenue was $23.4 million, a 42% increase from $16.5 million for the full year of 2020, and a 35% increase on a constant currency basis. The increase in revenue reflects continued strong commercial momentum and growth of Zephyr Valve procedure volumes.

Gross profit for the full year of 2021 was $35.6 million, compared to $21.2 million for the full year of 2020. Gross margin for the full year of 2021 was 73.6%, up from 64.8% for the full year of 2020. The improvement in gross margin primarily reflects production efficiencies as well as a slowdown in production during the first months of the pandemic in 2020.

Operating expenses for the full year of 2021 were $82.9 million, compared to $53.5 million for the full year of 2020, representing an increase of 55%. The increase in operating expenses was driven primarily by investments in our commercial and research and development functions, stock-based compensation, expenses associated with operating as a public company, and expenses related to the scaling of our general and administrative infrastructure.

Net loss for the full year of 2021 was $48.7 million, or $1.35 per share, compared to a net loss of $32.2 million, or $3.16 per share per share, for the same period in 2020.

Cash, cash equivalents, and marketable securities totaled $191.0 million as of December 31, 2021, compared to $231.6 million as of December 31, 2020.

Full Year & First Quarter 2022 Financial Guidance
Pulmonx expects revenue for the full year 2022 to be in the range of $55 million to $60 million. Taking into account the ongoing impact of COVID-19, Pulmonx expects revenue for the first quarter 2022 to be in the range of $9 million to $10 million.

The Company expects total operating expenses for the full year 2022 to fall within the range of $100 million to $105 million inclusive of stock-based compensation.

Webcast and Conference Call Details
Pulmonx will host a conference call today, February 23, 2022, at 1:30 p.m. PT / 4:30 p.m. ET to discuss its fourth quarter and full year 2021 financial results and to discuss its full year and first quarter 2022 financial guidance. The dial-in numbers are (833) 614-1518 for domestic callers and (270) 823-1072 for international callers. The conference ID is 8494407. A live webcast of the conference call will be available on the Investor Relations section of the Company's website at https://investors.pulmonx.com/. The webcast will be archived on the website following the completion of the call.

Use of Non-GAAP Financial Measures
Pulmonx has presented constant currency percentage change in revenues, a non-GAAP financial measure, in this press release. Constant currency calculations show reported current period revenues as if the foreign exchange rates remain the same as those in effect in the comparable prior year period. Pulmonx uses results on a constant currency basis as one measure to evaluate its performance. Pulmonx calculates constant currency by calculating current-year results using foreign currency exchange rates from the applicable comparable period in the prior year. Pulmonx generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. Reconciliation of this non-GAAP financial measure to the most comparable GAAP measure is set forth in the tables below.

Pulmonx believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Pulmonx generally uses constant currency to facilitate management's financial and operational decision-making, including evaluation of Pulmonx’s historical operating results. Non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results, may provide a more complete understanding of factors and trends affecting Pulmonx’s business.

This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. Because non-GAAP financial measures exclude the effect of items that increase or decrease the company's reported results of operations, management strongly encourages investors to review, when they become available, the Company's consolidated financial statements and publicly filed reports in their entirety. The Company's definition of non-GAAP measures may differ from similarly titled measures used by others.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements may include information concerning the impact of the COVID-19 pandemic on the Company and its operations, a recovery in the number of procedures performed, and the Company’s possible or assumed future results of operations, including descriptions of the Company’s revenues, gross margin, profitability, guidance for Q-1 and full year 2022, commercial momentum, and overall business strategy. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of Pulmonx’s public filings with the Securities and Exchange Commission (“SEC”), including the Quarterly Report on Form 10-Q filed with the SEC on November 9, 2021, available at www.sec.gov. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. All statements other than statements of historical fact are forward-looking statements. Except to the extent required by law, the Company undertakes no obligation to update or review any estimate, projection, or forward-looking statement. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business.

About Pulmonx Corporation
Pulmonx Corporation (Nasdaq: LUNG) is a global leader in minimally invasive treatments for severe lung disease. Pulmonx’s Zephyr® Endobronchial Valve, Chartis® Pulmonary Assessment System and StratX® Lung Analysis Platform are designed to assess and treat patients with severe emphysema/COPD who despite medical management are still profoundly symptomatic. Pulmonx received FDA pre-market approval to commercialize the Zephyr Valve following its designation as a “breakthrough device.” The Zephyr Valve is commercially available in more than 25 countries, with over 100,000 valves used to treat more than 25,000 patients. For more information on the Zephyr Valves and the company, please visit www.Pulmonx.com.

AeriSeal®, Pulmonx®, Chartis®, StratX®, and Zephyr® are registered trademarks of Pulmonx Corporation.

Investor Contact
Brian Johnston
Gilmartin Group
investors@pulmonx.com

Pulmonx Corporation
Consolidated Statements of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December, 31
	2021	2020	2021	2020
Revenue	$13,708	$10,612	$48,416	$22,903
Cost of goods sold	3,457	3,150	12,786	8,779
Gross profit	10,251	7,462	35,630	14,124
Operating expenses
Research and development	3,708	1,997	13,063	4,988
Selling, general and administrative	18,909	10,813	69,871	32,114
Total operating expenses	22,617	12,810	82,934	37,102
Loss from operations	(12,366)	(5,348)	(47,304)	(22,978)
Interest income	94	9	400	98
Interest expense	(199)	(1,103)	(829)	(2,914)
Other income (expense), net	(383)	2,631	(585)	3,052
Net loss before tax	(12,854)	(3,811)	(48,318)	(22,742)
Income tax expense	152	49	343	192
Net loss	$(13,006)	$(3,860)	$(48,661)	$(22,934)
Net loss per share attributable to common stockholders, basic and diluted	$(0.35)	$(0.11)	$(1.35)	$(2.25)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	36,637,399	33,915,893	36,129,409	10,184,841

Pulmonx Corporation
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$148,480	$231,561
Restricted cash	231	231
Short-term marketable securities	31,561	—
Accounts receivable, net	6,562	4,228
Inventory	16,285	10,741
Prepaid expenses and other current assets	4,883	3,228
Total current assets	208,002	249,989
Long-term marketable securities	10,941	—
Property and equipment, net	4,814	1,474
Goodwill	2,333	2,333
Intangible assets, net	277	400
Right of use assets	8,075	8,976
Other long-term assets	731	536
Total assets	$235,173	$263,708
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,582	$1,472
Accrued liabilities	13,366	8,651
Income taxes payable	147	94
Deferred revenue	163	71
Credit agreement, current	91	—
Current lease liabilities	2,201	2,238
Total current liabilities	17,550	12,526
Deferred tax liability	37	62
Long-term lease liabilities	6,844	7,618
Credit agreement	455	564
Term loan	16,869	16,804
Other long-term liabilities	179	—
Total liabilities	41,934	37,574
Stockholders' equity
Common stock	37	36
Additional paid-in capital	482,885	467,147
Accumulated other comprehensive income	1,712	1,685
Accumulated deficit	(291,395)	(242,734)
Total stockholders' equity	193,239	226,134
Total liabilities and stockholders' equity	$235,173	$263,708

Pulmonx Corporation
Reconciliation of Reported Revenue % Change to Constant Currency Revenue % Change
(in thousands)
(Unaudited)

	Three months ended December 31,
	2021	2020	% Change	FX Impact %	Constant Currency % Change
United States	$7,274	$4,874	49.2%	—%	49.2%
International	6,434	4,956	29.8%	(1.1)%	30.9%
Total	$13,708	$9,830	39.5%	(0.5)%	40.0%

	Nine months ended December 31,
	2021	2020	% Change	FX Impact %	Constant Currency % Change
United States	$24,991	$16,191	54.4%	—%	54.4%
International	$23,425	$16,542	41.6%	6.5%	35.1%
Total	$48,416	$32,733	47.9%	3.3%	44.6%